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                                                                 EXHIBIT (a)(11)

                     AMENDMENT NO. 6 TO TRUST INSTRUMENT OF
                                 ING FUNDS TRUST

                              NAME CHANGE OF SERIES

                  THIS AMENDMENT NO. 6 TO THE TRUST INSTRUMENT OF ING FUNDS TRUST, a Delaware business trust (the "Trust"), dated July 30, 1998 (the "Trust Instrument"), as amended, reflects resolutions adopted by the Board of Trustees on November 22, 2002, with respect to ING Strategic Income Fund, a series of the Trust (the "Fund"), acting pursuant to Section 2.6 and Section 11.8 of the Trust Instrument of the Trust. The resolution serves to change the name of the Fund, effective September 23, 2002.